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Endologix, Inc.	ELGX	Q1 2011 Earnings Call	Apr. 21, 2011
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MANAGEMENT DISCUSSION SECTION

Operator: Greetings, and welcome to the Endologix Inc First Quarter 2011 Earnings Conference Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Nick Laudico of The Ruth Group. Thank you, Mr. Laudico. You may begin.

Nick Laudico, Senior Vice President and Group Leader, Medical Technology

Thanks operator and thanks everyone for participating in today's call. Joining me from the company are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company's website for 30 days.

Before we begin, I'd like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of Federal Securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast April 21, 2011. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I'd like to turn the call over to John McDermott.

John McDermott, President, CEO & Head-Investor Relations

Thanks Nick. I'd like to welcome everyone to the Endologix first quarter 2011 conference call. In the first quarter, we continue to successfully execute our growth strategy and generated total revenue of $18.5 million, which is up 28% over the prior year.

Our sales force has done a nice job in a more competitive environment, and we are pleased with the progress we have made in our new product pipeline. Accordingly, we are reiterating our financial guidance for the full year 2011. As outlined in our last call, our focus continues to be on new product development and expanding and strengthening our sales and marketing organization.

We currently have 63 sales reps in the U.S. and five clinical specialists. Three of the clinical specialists were former Endologix sales reps, and two were new hires. By the end of this year, we plan to hire an additional seven reps and one clinical specialist, which will take our total up to 70 reps and six clinical specialists. The clinical specialists will provide case coverage for our busier reps, and also support our upcoming clinical studies. In Europe, we are moving forward with our plans to build the direct sales and marketing organization and have identified several strong candidates. We plan to finish 2011 with 12 to 15 experienced professionals on the ground in Europe, which will give us a good platform to introduce our Nellix and Ventana devices in 2012.

Turning now to the pipeline, we still expect to launch our new AFX stent graft in the U.S. in the second half of this year, and currently have our PMA supplement pending with the FDA. This new device was designed to replace IntuiTrak in the United States, and offers a low 19 French profile

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with all the clinical advantages of anatomical fixation. Physician feedback has been positive during the development process, and we expect the device to be well received in the market.

We also continue to make progress in our percutaneous EVAR clinical trial known as PEVAR. In February, Dr. Zvonimir Krajcer, Director of Peripheral Vascular Disease at the Texas Heart Institute in Houston presented favorable clinical results from the trial at the 2011 International Congress of Endovascular Specialists Annual Meeting in Scottsdale, Arizona. Dr. Krajcer presented the results from 33 roll-in patients with the technical success rate at 97% for the access closure and 100% for the endovascular repair. We currently plan to complete the enrollment by the end of this year, which should position us for an expanded indication by the end of 2012.

Our Ventana program continues to advance on schedule and all the patients that have been treated so far have had very positive outcomes. As a reminder, this device is an off-the-shelf solution for patients with very short aortic necks, juxtarenal and some pararenal aneurysms. These anatomies are estimated to represent about 20% of the diagnosed aneurysms and these patients have no readily available endovascular option. We are currently enrolling patients in our international clinical study and expect to introduce the device in Europe in the second half of 2012. In the U.S., we are working with the FDA on an IDE, and plan to begin enrollment before the end of this year, which would position us for 2014 introduction in the United States.

As you recall, in December, we completed the acquisition of Nellix, and it's completely new and very innovative EVAR technology. Although it has only been a few months, the team has done an outstanding job of making the final design enhancements, and the physician feedback so far has been extremely positive. From our perspective, the Nellix device will be the easiest EVAR device to use to treat the widest range of anatomies and offers the potential to significantly improve long-term outcomes.

Last week, I attended the Charing Cross meeting in London where we had a strong podium presence, including presentations on Nellix, Ventana and PowerFit. This is one of the premier conferences in Europe and we had a tremendous amount of interest from physicians.

We continue to be very enthusiastic about our growth prospects in Europe and look forward to launching both Nellix and Ventana in 2012. So overall, we are very pleased with the first quarter. The numbers came in on plan and the development programs are on schedule. We think we are extremely well positioned to continue capturing market share and growing in the years ahead.

And with that, I will turn the call over to Bob for a review of our financial results. Bob?

Robert John Krist, Chief Financial Officer, Secretary & CAO
Thanks, John and good afternoon all. Today, I will provide a brief overview of our key financial results and metrics for the first quarter of 2011. Total revenue increased by 28% year-over-year to $18.5 million in the first quarter. The growth was driven by the addition of 15 new sales territories relative to the prior-year, the new product sizes and PowerFit Extensions launched in the U.S. in the middle of 2010 and ongoing growth in international markets.

Gross margin in the quarter was 76.4% compared to 76.8% in the first quarter of last year. The 40 basis point decrease in gross margin was the result of temporarily lower manufacturing efficiency associated with the addition of a second manufacturing shift that was implemented to meet the growing demand for our products. While this manufacturing expansion has had a short-term impact on our gross margin, it will benefit the company over the long-term as it ensures that we will have sufficient manufacturing capacity to meet our growth expectations for the next two to three years.

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Efficiencies are now back to normal levels and I anticipate that gross margin for the full year will be between 77% and 78%. Operating expenses for the first quarter were $19 million compared to $11.3 million in the same period last year. Research, development and clinical expenses grew to $4.9 million from $2.3 million in the first quarter of 2010. This increase was in line with our expectations and was driven primarily by the Nellix program and also by expenses related to other long-term growth initiatives, including the PEVAR clinical trial and Ventana.

Sales and marketing expenses grew from $7 million in 2010 to $10.5 million in the 2011 first quarter due to growth in the base business, principally the addition of the new sales territories and the variable commissions on the increases in revenue, expenses related to developing a direct sales organization in Europe and a one-time cost to transition our business in Italy to a new distribution partner.

G&A expenses grew from $2.1 million in the prior year to $3.6 million in the first quarter. This included $592,000 in litigation expenses related to the patent disputes with Cook Medical and Bard Peripheral Vascular compared to $110,000 in the first quarter of 2010 for the Cook matter only. G&A also included an additional $800,000 related to the integration of the Nellix acquisition.

For the first quarter 2011, net loss was $4.8 million or $0.09 per share compared to a net loss of $225,000 or $0.00 per share for the first quarter of 2010. During the quarter, we used $3.8 million in cash, including an incremental $1 million working capital investment, primarily for building inventory in preparation for an AFX launch in the second half of 2011. We ended the first quarter with $34.3 million in cash, and we also have $10 million available on our line of credit with no outstanding bank debt.

Accounts receivable days outstanding, including both domestic and international accounts, was 50 days at the end of the first quarter 2011 compared to 54 days at the close of 2010. Inventory turnover was at 1.8 turns at quarter end versus 2 turns at year-end, again, due to the inventory build for the planned AFX launch. Inventories will increase further in the second quarter before turnover begins to improve over the second half of the year.

Now, turning to guidance, as John mentioned, for the full-year 2011, we are reiterating guidance for revenue to be in the range of $78 million to $82 million, a 16 to 22% increase over 2010 with a GAAP net loss of between $0.25 and $0.30 per share. This GAAP EPS guidance assumes further development of the acquired Nellix technology in anticipation of the commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012. Building a direct sales force in Europe and non-cash charges related to FAS 141R purchase accounting for the Nellix acquisition.

This guidance also assumes ongoing base business investments in the U.S. sales force, research development and clinical initiatives and litigation expenses. Not included in our guidance are the potential impacts of adverse litigation outcomes, acquisitions or other business development transactions.

And with that, I'll turn the call back to John.

John McDermott, President, CEO & Head-Investor Relations
Thanks, Bob. Overall, we are pleased with our first quarter results, which were in line with our expectations, both in terms of financial results and progress with our strategic initiatives. The company is very well positioned to continue taking share in the EVAR market and we believe we have a clearly defined path to build Endologix into a leader for the treatment of aortic disorders.

Before taking questions, I want to let everyone know that we'll be presenting the two upcoming conferences. One in May, we will be at the Bank of America Healthcare Conference in Las Vegas, and in June, we'll be presenting at the Jefferies Global Healthcare Conference in New York City. We look forward to seeing many of you at these conferences.

With that, we'll open it up for questions. Operator?

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Endologix, Inc.	ELGX	Q1 2011 Earnings Call	Apr. 21, 2011
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QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Duane Nash from Wedbush Securities. Please proceed with your question.

<Q - Duane Nash - Wedbush Securities, Inc.>: Good afternoon and thanks for taking the questions. To the extent you're comfortable commenting on particular quarters, is there any reason to expect revenue growth from Q1 numbers before we see new product launches, such as AFX, or should we expect numbers to be stable until these launches occur?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah. So Duane, as you know, we don't provide quarterly guidance and we've indicated that we do expect to be back half loaded this year. So moving into Q2, we do expect to see continued competitive pressure, but I think we're holding our ground pretty well. And what I would say is that that our forecasted growth in the guidance will be back half loaded.

<Q - Duane Nash - Wedbush Securities, Inc.>: Okay, great. Thanks very much.

Operator: Our next question comes from the line of Steve Lichtman from Oppenheimer and Company. Please proceed with your question.

<Q - Steve Lichtman - Oppenheimer Securities>: Thank you. Hi, guys.

<A - John McDermott - President, CEO & Head-Investor Relations>: Hey, Steve.

<Q - Steve Lichtman - Oppenheimer Securities>: One area, John, I wasn't sure if you've mentioned is Japan for 2012. I think you're going to be rolling out the latest delivery system there. Is that still on track, can you maybe talk a little bit about that opportunity next year?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah. In 2000 - again, that's 2012, it's a little difficult to predict with the Ministry of Health timeframe. We have a partial change already submitted, so the submission is in. That's our best guess based upon our interactions with our Japanese distributor. I don't have any more of an update than that other than - our guys have done a nice job over there with our first-generation products. That market looks to be about 5,000 EVAR procedures a year with a pretty good ASP. So it is a nice opportunity for us. And right now, we have a benchmark for mid 2012 based on our best estimates.

<Q - Steve Lichtman - Oppenheimer Securities>: Yeah. Okay, great. And then on the sales force, obviously, you made a big push last year. Can you update us as you went through the first few months of this year sort of what kind of impact they're having? Are you getting into new accounts, is it getting deeper, is it both, maybe a little bit of color on that?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah, it's really both. So the guys have done a nice job, especially as we broaden the product offering in the third quarter of last year. That really opened up an opportunity to get a little deeper in existing accounts. And that on top of the fact with the new guys with new and established relationships from their other peripheral vascular jobs just has gotten us into new accounts. So it's the combination of deeper penetration in existing accounts as well as opening up new accounts. It's not coming from just one place.

We also see a mix in terms of the size of accounts. So the market right now and over the last year or so tends to be more growth in the smaller accounts. Our growth continues to come from smaller accounts, but we've also seen over the last few quarters, an increase in our penetration into larger

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accounts as well, which we attribute to just having a broader overall product offering as well as more interest in partnering with us for the upcoming clinical programs.

<Q - Steve Lichtman - Oppenheimer Securities>: Great. All right. Thanks, John. I appreciate it.

<A - John McDermott - President, CEO & Head-Investor Relations>: Sure.

Operator: Our next question comes from the line of Larry Neibor from Robert W. Baird. Please proceed with your question.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Thank you. Good afternoon, guys.

<A - John McDermott - President, CEO & Head-Investor Relations>: Hey, Larry.

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: Afternoon.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: When you launched AFX, are you going to get a lot of returns of IntuiTrak inventory from the field?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yes, no, so the plan is to transition that in the field. So the way it works, Larry, is our reps have - they maintain our inventories. We'll try as shorter period of time as we can within reason to transition from IntuiTrak to AFX. The inventory that we bring back will be used then to supply demand outside the U.S. So the way we've got it mapped out, there should be minimal inventory risk, but that's functionally how we do it.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: So you won't have to reverse any prior sales or anything like that?

<A - John McDermott - President, CEO & Head-Investor Relations>: What's that?

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Won't have to reverse prior sales?

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: No. Larry, if the concern was as to potentially inventories that customers have already purchased, that is a very, very, very small number. Generally, 99% of our recognized revenue is when the products are implanted. So we're selling out of a consigned trunk stock, and we simply swap that out with our reps in order to move to technology and there is no, essentially no customer inventory of IntuiTrak.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Okay. Thanks. Do you anticipate your European sales starting to fall off as you go through 2011, as you drop distributors as you did in Italy in the first quarter and prepare to go direct?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yes, we don't - no, we don't expect that. Actually, this transition in Italy I think we'll end up with growth in Italy, certainly longer term for certain. But even despite the transition in Italy, I think that represents more of a growth opportunity. So we do need to continue to work closely with LeMaitre and make sure that they're - they maintain their enthusiasm for some of the products that they've indicated they plan to do that. So we don't anticipate the softness in the core business right now.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: And then one final question. How many patients have been treated with Ventana now, and how large would you anticipate the clinical trial be once you began it for the U.S.?

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<A - John McDermott - President, CEO & Head-Investor Relations>: Yes. So we've done nine patients so far. And we have to do approximately 30 patients outside the U.S. for CE Mark and we plan to have that completed by the end of this calendar year. And we are still in the discussion process with the agency on the size of the study for the U.S. I would expect it to be smaller than the Infrarenal trials that have been done so far, which have ranged in the 150 to 170 range, but we don't know yet. We're still working with the agency on the number.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Thanks. I'll get back in queue.

<A - John McDermott - President, CEO & Head-Investor Relations>: Okay.

Operator: Our next question comes from the line of John Putnam from Capstone Investments. Please proceed with your question.

<Q - John Putnam - Capstone Investments>: Thanks, and good afternoon. I was wondering, John, you were talking a little bit about the competitive environment. Can you give us a little color on that and give us a little bit of a feel for what you think your market share is now and what it might be at the end of this year?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yes. Well, in terms of the competitive environment, I would say that it's - so far it's unfolded pretty much the way we expected. I mean we're - the numbers have come out just almost spot on to our internal plan. So we have seen physicians try these - the device from Medtronic and the device from Gore. Some of them like it, some of them don't see a big difference and everything in between. So that process is really kind of unfolded according to plan and that's why we continue to reiterate our guidance for the rest of this year.

In terms of market share, we're just now in the process of refreshing our market size numbers. We have us pegged in the 8% to 9% range with the market growing in the U.S. procedure growth rates in the 6% to 7% range. So if we grow in the U.S. in our guidance range here, that's probably worth another point. So I would have us - that would have us exiting the year at 10% transitioning to a higher share, that's just an estimate but that's the best estimate I have right now.

<Q - John Putnam - Capstone Investments>: Okay. That's great. And then turning to Europe for a minute, how large do you think a sales - direct sales force will you need? And how long do you think that that will take to build? Is that another - is that also a 2012 kind of effort?

<A - John McDermott - President, CEO & Head-Investor Relations>: Well, we'll start with the targeted number that we've talked about, 12 to 15. Now that won't all be reps, so that would be the total size of our team, including leadership and marketing. And I would expect - and that's enough to get us a good jumpstart with Nellix and Ventana for sure. But after that, it would be somewhat similar to the build that you have seen in the U.S., because you do need a rep or clinical specialist to work every case.

So, the way we think about it longer term is that we've put a lot of resource and effort into growing and building out the U.S. force and we'll continue to fill in gaps moving forward with clinical specialists. But we'll turn our sales force investment to Europe now in this year and then in the years moving forward, and that's how I expect it to play out.

<Q - John Putnam - Capstone Investments>: Great. Thanks a lot, John.

<A - John McDermott - President, CEO & Head-Investor Relations>: You're welcome.

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Operator: Our next question comes from the line of Chris Cooley from Stephens. Please proceed with your question.

<Q - Chris Cooley - Stephens Inc.>: Thank you. Congratulations on a great quarter.

<A - John McDermott - President, CEO & Head-Investor Relations>: Hi, Chris.

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: Thanks, Chris.

<Q - Chris Cooley - Stephens Inc.>: Can I just ask maybe just a quick modeling question and a bigger picture question? In regards to the sales and marketing line during the quarter, you mentioned you had a one-timing cost there to transition to your distributor in Italy and also some additional costs there in terms of building out the European direct sales efforts. Just then helping us maybe try to better understand what the underlying run rate is there, could you maybe give us some clarity around the magnitude of those items? And then I've just one follow-up.

<A - John McDermott - President, CEO & Head-Investor Relations>: The dealer transition cost in Italy specifically was €300,000 or about $426,000. I don't think we've, at this point, really prepared the line item that run rate moving forward. We haven't built - we haven't split our sales and marketing budget and forecast in that level of detail, at least, publicly at this point, Chris. So, it all still falls within the guidance of $0.25 to $0.30 per share investment in the full year.

<Q - Chris Cooley - Stephens Inc.>: Okay, okay. I just was trying to think about one-timers there versus - but that helps tremendously.

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah, I don't - we don't expect a lot of other, what I call, one-timers. Most of that spend there now is going to be building.

<Q - Chris Cooley - Stephens Inc.>: Okay. And then just as a follow-up, just are you still planning, I'm assuming so, to commence shipment in Europe in the second quarter or I should - in regards to expanded range of Powerlink, I believe that was the guidance on the fourth quarter call. I just want to make sure that was on track too? Thanks.

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah. Yeah, actually we started some shipments in March and will continue to supply more and more of that product over the next few quarters. So, I wouldn't think of it as a spike or a bolus in any way, it will just be a steady stream of providing both the power fit as well as the expanded product range over the next several quarters.

<Q - Chris Cooley - Stephens Inc.>: Thank you.

<A - John McDermott - President, CEO & Head-Investor Relations>: Yep.

Operator: Our next question comes from the line of Tim Lee with Piper Jaffray. Please proceed with your question.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Hey, guys. Good afternoon. It's Tim. I've a couple of questions. I guess, first on AFX. John, I think, you had said launch H2 this year, but I guess, in my mind, I was kind of thinking mid '11 and I know we're splitting hairs and it sort of semantics but we talking closer to June or closer to December from H2 standpoint?

<A - John McDermott - President, CEO & Head-Investor Relations>: Well, that's - it's really going to depend on our friends in Washington. So, we have the submission pending and we are working with them. We've got a good track record in history with the FDA on these kinds of submissions. But I'd only be guessing, Tim, to tell you when it actually will happen. We do not have

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the approval in hand today. So, the best I can really say is sometime in the second half, could be the early part or middle or even late, it depends on the regulatory process.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Let me ask you it another way then. Your current full year revenue guidance of $78 million to $82 million, how much of that hinges on a timely approval of AFX? Should AFX approval come in the - more than a latter part of the H2, what does that do to your outlook for the year?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah, so we - our internal forecast assumes that we start selling AFX in the third quarter.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Okay, great. A couple other voids here, just I think in your prepared commentary, you talked about making some final design enhancements on the Nellix system, could you share with us kind of what those enhancements were?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah. Well, I'll give you the high-level feedback and that is we lowered the profile of the device. We simplified their procedure steps and really just streamlined the procedure and the ease of use of the system overall, was previously - it was always a good device for sure and had demonstrated great clinical feasibility. I would characterize our changes more just to make it more commercially ready.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Got it.

<A - John McDermott - President, CEO & Head-Investor Relations>: And we also limited the range of sizes dramatically. So, as an example, a lot of the other EVAR companies today will have product ranges between 50 and over a 100 quotes. That device will have less than 20 SKUs.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Okay. And then just one last. And you talked about some of the U.S. market dynamics, can you just give us some insights, on what you're seeing in Europe. I know you're not direct there now, but you will be here shortly. My sense is there's going to be some new competitors launching products and there's going to be some big competitors launching the products later this year. How quickly can you replicate kind of the success you've seen here in the U.S. over in Europe?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah. Well, there is a different competitive dynamic and that there are more players. There is more smaller players there as well. TriVascular is now developing a presence there. At some point later this year, Cordis will be. But I think really what will distinguish us and our ability to succeed over there is going to be the technology. We're certainly going to get very talented people. But from everything we've seen nobody has got anything like Nellix or Ventana. So we're still very bullish on our growth prospects in Europe despite the fact that there are more competitors.

<Q - Timothy Lee - Piper Jaffray, Inc.>: Got it. Thank you very much. I'll jump back in queue.

<A - John McDermott - President, CEO & Head-Investor Relations>: Okay.

Operator: [Operator Instructions] Our next question comes from the line of Larry Haimovitch from HMTC. Please proceed with your question.

<Q - Larry Haimovitch - Haimovitch Medical Technology Consultants>: Good afternoon, John. Congrats on another solid quarter.

<A - John McDermott - President, CEO & Head-Investor Relations>: Hey, Larry.

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<Q - Larry Haimovitch - Haimovitch Medical Technology Consultants>: A lot of my questions have been asked and then answered of course. Just wondering, if you could give us a little update on the Nellix regulatory status. I don't know if you did that or not. I jumped in a little bit later on the call. Any update on how that's progressing both overseas and in the U.S.?

<A - John McDermott - President, CEO & Head-Investor Relations>: Well, I didn't go into much detail about that. In the U.S., our plan is to start the clinical study in 2012. And there's been a good history of dialogue with the FDA, a very clear understanding of the requirements for the technology and we'll be moving through that process with the FDA this year and hopefully, at the end of this year or first part of next year get our IDE in. So that would be the U.S. Outside the U.S., we have completed the requirements for the clinical part of the CE Mark and are now in the process of doing the required testing and validation of all of these design enhancements with an objective to gain CE approval and introduce that device in Europe in the first half of 2012.

<Q - Larry Haimovitch - Haimovitch Medical Technology Consultants>: Okay, great. Thanks very much, John.

<A - John McDermott - President, CEO & Head-Investor Relations>: You're welcome.

Operator: Our next question is a follow-up question from the line of Larry Neibor [Robert W. Baird]. Please proceed with your question.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Thanks. Just a quick question. If I'm doing my math right, you're looking for something like 13% to 20% revenue growth over the next three quarters. And you believe that your major growth will be in the second half of the year when you launch AFX. So I'm a little confused as to where the drop-off comes after the strong first quarter? And why there would be a drop-off?

<A - John McDermott - President, CEO & Head-Investor Relations>: Well, it sits in the year-over-year numbers, I think is the case, Larry, because we had a very strong second half last year as well. So the growth over the prior year quarters is what gets lower in the second half than in the first half.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Okay. Okay, thank you.

<A - John McDermott - President, CEO & Head-Investor Relations>: You're welcome.

Operator: Our next question is a follow-up question from the line of John Putnam [Capstone Investments]. Please proceed with your question.

<Q - John Putnam - Capstone Investments>: Yeah, John, also in the second quarter, won't you face some seasonality, particularly in Europe?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah, that's typically more a Q3 event than Q2 in Europe in the May. That's - again, that's also baked into our full year guidance. But as you know, there are differences between these quarters but I think that's typical for us. Historically with the exception of last year, Q3 is - can be seasonally affected.

<Q - John Putnam - Capstone Investments>: Right, thanks.

<A - John McDermott - President, CEO & Head-Investor Relations>: You're welcome.

Operator: Our next question is a follow-up question from the line of Chris Cooley [Stephens Inc.]. Please proceed with your question.

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<Q - Chris Cooley - Stephens Inc.>: Thank you for taking my follow-up. I know it's maybe a bit premature for 2012 guidance, but just as we think about the ramp internationally with both the Nellix starting in the first half and Ventana, can you just give us any kind of broad strokes there in terms of what you think you could see as the European market evolves for you next year versus say the 2011 period?

<A - John McDermott - President, CEO & Head-Investor Relations>: Yeah, Chris, I'm sorry. I can't - until we get greater absolute clarity on the regulatory timelines and I know with more precision when we'll be launching each of those devices, I think if I gave you even a range right now, I would just be wrong. So I'd like to just ask for let us get a little deeper into this year and start to narrow down more tightly on those launch timelines, and then we can consider providing a little bit bigger picture guidance for 2012.

<Q - Chris Cooley - Stephens Inc.>: Understood. Thanks so much.

<A - John McDermott - President, CEO & Head-Investor Relations>: Yep.

Operator: There are no further questions in the queue. I'd like to hand the call back over to management for closing comments.

John McDermott, President, CEO & Head-Investor Relations

Okay. Well, thanks, everyone, for joining us on the call today and for your support and interest in Endologix. We look forward to updating you on our second quarter call in July. Have a good evening.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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